Exhibit 10.2

UNITED STATES OF AMERICA

FEDERAL HOUSING FINANCE AGENCY

Bank Consent Order No. 2010-1

In the Matter of:

The Federal Home Loan Bank of Seattle

CONSENT ORDER

WHEREAS, the Acting Director of the Federal Housing Finance Agency (“FHFA”) has determined to initiate action to address certain unsafe and unsound practices at the Federal Home Loan Bank of Seattle (“Bank”), pursuant to supervisory authorities provided under sections 1311 and 1313 of the Federal Housing Enterprises Financial Safety and Soundness Act of 1992 (“1992 Act”), 12 U.S.C. §§ 4511 and 4513, as amended by the Housing and Economic Recovery Act of 2008 (“HERA”), PL 110-289 Titles I-III, 122 Stat. 2654 (July 30, 2008);

WHEREAS, the Federal Home Loan Bank of Seattle (“Bank”) is a Federal Home Loan Bank that has been established pursuant to section 3 of the Federal Home Loan Bank Act (“Bank Act”), 12 U.S.C. § 1423, and operates pursuant to the Bank Act and the 1992 Act as such acts have been amended by HERA;

WHEREAS, the Bank and the Agency have entered into a Stipulation and Consent to the Issuance of a Consent Order (“Order”), dated October 25th, 2010; and,

WHEREAS, the Acting Director believes that it would be in the public interest to enter into this Consent Order with Bank;

NOW THEREFORE, the Acting Director, pursuant to the authority vested in him by the Bank Act as amended by HERA, hereby orders that:

Article I

Oversight

(1) The Board shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Order and shall submit such reports as directed by the Agency.

(2) Such reports shall be provided in such format and through such method as directed by the Agency.

Article II

Asset Improvement Program

(1) The Bank shall not resume purchasing any mortgage loan under the Acquired Member Assets Program.

(2) The Board shall submit a plan for risk mitigation acceptable to the Agency that addresses those actions to be taken to address potential further declines in the credit quality of the Bank’s private label securities portfolio. Such plan shall contain any descriptions, analyses, projections, timetables and other information as the Agency may direct the Bank to provide and must satisfy all requirements and deadlines mandated by the Agency.

(3) The Board shall develop and submit a plan acceptable to the Agency, for increasing advances as a percentage of bank assets which satisfies any requirements the Agency may provide.

(4) The Board shall submit a plan for collateral risk management acceptable to the Agency. Such plan shall contain any descriptions, analyses, projections, timetables and other information as the Agency may direct the Bank to provide and must satisfy such requirements as the Agency may provide. Such Plan must assure that the Bank has in place appropriate collateral risk management policies, complies with those collateral risk management policies, informs the Board of existing policy exceptions, and establishes a reasonable and formal time limit for delivery transitions.

(5) Upon approval by the Agency, the Bank shall immediately implement and adhere to any plan required by this Article.

Article III

Capital Adequacy and Retained Earnings

(1) The Bank shall submit to the Agency, for its review and approval and in line with any guidance the Agency may provide, a capital stock repurchase plan that sets forth targets that the Bank must meet and contains any descriptions, analyses, projections, timetables and other information as the Agency may direct. The Agency shall have full access to any information employed by or generated by the Bank or on its behalf in the development of such plan.

(2) The Bank shall not resume repurchases or redemptions of its capital stock without the prior written approval of the Acting Director.

(3) The Bank shall not pay any dividends except upon compliance with the capital restoration and retained earnings plans approved by the Agency and with the prior written application to and prior approval by the Agency.

Article IV

Risk Management

(1) Within forty-five (45) days of this Order, the Board shall engage an independent, outside consultant to evaluate the Bank’s credit risk management policies, procedures and practices. The Bank shall submit the proposed scope of the consultant’s engagement to the Agency for its prior consideration and the Agency shall have the right to expand, revise or reject the scope of the engagement or to reject the engagement of the proposed consultant.

(2) The findings and any recommendations of the consultant shall be set forth in a written report and the report shall be provided to the Board and Agency within ninety days (90) of the consultant’s engagement.

Article V

Senior Management

No personnel action at the Bank involving compensation or a material change to duties or responsibilities shall be undertaken regarding management at the senior vice president level or above without consultation with and non- objection by FHFA. Personnel actions relating to violations of the Bank’s Code of Conduct, required by law or for disciplinary reasons are exempt from this limitation.

Article VI

Remediation of Examination Findings

(1) The Board shall cause management to take all necessary steps to ensure that the Bank corrects or otherwise remediates each finding in the 2010 Report of Examination (“ROE”). The Board shall submit, as required by the Agency and for Agency review and approval, an examination remediation plan. Such plan shall contain any descriptions, analyses, projections, timetables and other information as the Agency may direct the Bank to provide and must satisfy all requirements and deadlines established by the Agency.

(2) Upon approval, the Bank shall immediately implement and adhere to the examination remediation plan.

Article VII

Compensation Practices

(1) Effective immediately, the Bank shall not pay any executive officers any incentive-based compensation awards without the prior written approval of the Agency.

(2) The Board shall develop and submit to the Agency for its review and approval a revised Executive Incentive Compensation Plan that restricts excessive compensation and establishes appropriate criteria to assure that compensation is properly aligned with sound risk management and safety and soundness principles. Such plan shall contain any descriptions, analyses, projections, timetables and other information as the Agency may direct the Bank to provide and such plan must satisfy all requirements and deadlines established by the Agency. The Agency shall have full access to any information employed by or generated by the Bank or any consultant to the Bank in the development of such plan.

(3) Upon approval, the Bank shall immediately implement and adhere to the Executive Incentive Compensation Plan.

Article VIII

Information Technology

The Board must develop an enterprise-wide information technology (IT) policy that meets such requirements as the Agency may provide.

Article IX

Miscellaneous

(1) Any report or plan or other communication to be submitted by the Bank or the Board to the Agency under this Consent Order shall be sent electronically or in writing to:

Deputy Director of the Division of Bank Regulation

Federal Housing Finance Agency

1700 G Street N.W. 4th Floor

Washington, D.C. 20552

The Deputy Director of the Division of Bank Regulation may designate any other Agency employee to receive any plan or report required under this Order or other communication concerning this Consent Order by notifying the Bank in writing of such designation.

(2) The provisions of this Order shall be effective upon its execution and the provisions shall continue in full force and effect until such provisions are amended, excepted, waived or terminated in writing by the Agency. The Agency may provide guidance to the Bank regarding matters described in this Order.

IN TESTIMONY WHEREOF, the undersigned Acting Director of FHFA has hereunto set his hand on behalf of himself and FHFA.

/s/ EDWARD J. DEMARCO
Edward J. DeMarco	October 25, 2010
Acting Director, Federal Housing Finance Agency